EXHIBIT 99.2

SPORT CHALET THIRD QUARTER

FISCAL 2014 EARNINGS CONFERENCE CALL

February 3, 2014, 2:00 PM PST

Chairperson: Steve Teng (Mgmt.)

Operator: Good afternoon ladies and gentlemen, and welcome to the Sport Chalet Third Quarter Fiscal 2014 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. As a reminder, ladies and gentlemen, this conference is being recorded today, February 3rd, 2014, and may not be reproduced in whole or in part without permission from the Company.

I would now like to turn the conference over to Steve Teng from Sport Chalet. Please go ahead.

Steve Teng: Thank you, Operator. Good afternoon everyone and thank you for joining us today. If you have not received a copy of our press release, please call area code 818-949-5300 and we can have a copy sent to you. Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear on the call.

Except for historical information, statements made on this conference call are forward-looking and made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the specific forward-looking statements made on this conference call and the risks associated with each, the negative effect of the economic downturn and the lack of winter weather on the Company's sales, limitations on borrowing under the Company's bank credit facility, the Company's ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company's specific market areas, the challenge of maintaining its competitive position, the Company's ability to manage the growth of its Team Sales Division and online business, the Company's ability to regain or subsequently maintain compliance with the requirements for continued listing of its common stocks, and the changes in costs of goods and services. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

I would now like to turn the call over to Howard Kaminsky, Chief Financial Officer of Sport Chalet. Howard, please go ahead.

Howard Kaminsky:     Thanks, Steve. Good afternoon everyone and thank you for joining us today. On the call with me is Craig Levra, our Chairman and Chief Executive Officer. Following my review of our financial results for the third quarter and 39 weeks ended December 29th, 2014, Craig will provide further commentary. After our formal comments, we'll both be available for any questions you might have.

For the third quarter, sales decreased $2.3 million or 2.4% to $95.3 million. The sales decrease is primarily the result of the prior quarter of three underperforming stores which contributed $2.4 million in the same period of the prior year. Also, a comp store sales decrease of 1.3% and a sales decrease in our Team Sales Division of 11.9%, due to the departure and subsequent replacement of several sales reps, is nearly offset by an 8.9% increase in online sales and sales from our new NextGen store opened at the end of June.

The comparable store sales decrease of 1.3%, which occurred unexpectedly after a strong Black Friday weekend, was primarily due to an overall soft holiday sales environment and the lack of winter weather across our markets.

Sales for the first nine months of fiscal 2014 decreased $9.3 million or 3.4% to $263.5 million for reasons similar to those mentioned for Q3. For the 39-week period, comp store sales decreased to 1.5%; the closure of three stores accounted for $5.3 million of the decrease and we had a 21.6% decrease in our Team Sales Division. These decreases were partially offset by a 21.2% increase in online sales and sales from our new store.

Gross profit as a percent of sales improved for the quarter, increasing to 29.1% from 27.6% for the third quarter of the prior year. The improvement is primarily the result of lower promotional activity. And gross profit for the 39 weeks ended December 29th as a percent of sales decreased to 27.2% from 27.7%. The improvement in Q3 was not enough to offset the increase in promotional activity in the first half of fiscal 2014.

Our efforts to reduce expenses worked well in Q3, having saved $2.4 million, a 9.1% decrease over last year. As a percent of sales, SG&A decreased to 24.9% from 26.7%, primarily due to decreases of $1.5 million in advertising and $900,000 in labor. The expenses related to the new store offset by savings from store closures.

We previously announced that through the closure of underperforming stores, selected staff reductions and other expense reductions, we had reduced our operating expenses by $3.2 million on an annualized basis when fully realized. Given Q3's results, we are confident we will exceed this number. Helping to achieve this, in addition to the three underperforming stores closed during the 39 weeks ended December 29th, we took advantage of an unexpected opportunity that arose and closed the store in the Arizona market at the beginning of January 2014.

Expenses for the 39 weeks ended December 29 decreased to $600,000 or 0.9% as efforts to control cost began in earnest during Q2 and were more fully realized in Q3. The decrease is primarily due to decreases of $600,000 in advertising and $1 million in labor, partially offset by $600,000 in expenses associated the growth of our online business. Expenses as a percent of sales increased to 25.9% from 25.2% last year.

As a result of improved gross profit and expense reductions, net income for the quarter increased to $1.5 million or $0.10 per diluted share, compared to a net loss of $1.9 million or $0.13 per diluted share, for Q3 last year.

The third quarter marked our most profitable quarter in seven years. Net loss for the nine months increased to $4.4 million or $0.31 per diluted share, compared to a net loss of $1 million or $0.07 per diluted share for the same period last year.

For our balance sheet, inventory increased 4.8% on an average-store basis for the 39 weeks ended December 29th compared to the same period last year. The overall weak sales as compared to our plans early in the year, the lack of winter weather in Q3 and store closures in fiscal 2014 caused the average inventory per store to increase. Furthermore, the continuation of warm and dry weather into our fourth quarter continues to challenge our efforts to reduce inventory through improvements in merchandise assortments and category adjacencies. We are working with our winter vendors to help mitigate the negative impact of lack of winter weather by negotiating merchandise returns and extended payment terms and continue to tailor our merchandise mix to meet the needs of local markets.

On December 29, we utilized $50.4 million of our bank line, leaving $20.2 million in availability, which is $13.2 million above the covenant availability requirement.

And now, I'll turn the call over to Craig for his comments on our performance.

Craig Levra: Thank you very much, Howard, and good afternoon everyone. We are very pleased to report our most profitable quarter in the last seven years in an otherwise underwhelming holiday season for retailers.

Sales for the quarter decreased 2.4% from the third quarter of 2013, primarily due to a sales decrease from the closure of three underperforming stores and a 1.3% decrease in comparable store sales. As Howard mentioned, we were less promotional in the quarter, which improved our gross margin by 150 basis points, our SG&A expenses were lower by 180 basis points, and both contributed to a $3.4 million improvement in net income.

The quarter began comparing favorably in October, then backed off in November before improving again in early December. We kicked off the holiday season with snow in the local ski areas, Black Friday weekend sales were 17% higher and Cyber Monday sales were 35% higher than the prior year. Then winter took a turn for the worse in the last few weeks of the year in the American West. Continued dry conditions have prompted California's Governor to declare a State of Emergency due to the extended drought in California; in Arizona, 36% of their state is in a severe drought; and in Nevada, federal officials have declared nine counties as primary natural disaster areas. The lack of winter weather in our markets have continued into the fourth quarter of fiscal 2014.

Now, fortunately or unfortunately, our team at Sport Chalet has handled poor winter conditions before. We know exactly what to do. We are working with our winter vendors to help mitigate the negative impact by negotiating merchandise returns and extended payment terms and we continue to tailor our merchandise mix to meet the needs of local markets.

We also know that a lack of snow and cold temperatures doesn't keep our athletes and our customers from being active. They don't suddenly become couch potatoes. They tune up their bikes. They go hiking, fishing and running. They lift weights and they go diving. So from this perspective, we saw strength in the quarter across all categories: apparel, hard goods and footwear. We have a highly curated mix of exactly the right merchandise based on our customer behavior. Data gleaned from our Action Pass members helps to ensure the mix is perfectly positioned by location, based on the athletes and customers who shop with us.

Now turning to our Team Sales Division, third quarter sales declined 11.9% versus the year-ago quarter. You will recall that this is a business in transition due to turnover in personnel. While still comparing negatively, the declines in this division are lessening as our newer sales representatives develop school relationships and improve their sales performance over time. We believe the division should be comping positively for the upcoming spring sports season. In fact, we just completed a contract with California State University, Northridge to be the exclusive supplier for their intercollegiate athletic program, which internally is known as an “all-school” deal, giving us a total of 28 all-school deals, and on top of that, 96% of our sales representatives are posting positive comp sales this quarter.

We reported strong sales through our dedicated Sport Chalet Team sales micro website, another method we have to create engagement with our Team customers and it has already met sales goals for the full fiscal year while delivering impressive gross margins.

In December, our next generation store in downtown Los Angeles was honored with the Silver Award from the International Council of Shopping Centers for the Best Retail Store Design. The award recognized our store at FigAt7th and the Design team at Gensler for demonstrating a high degree of creativity and uniqueness. Those of you who have had the opportunity to shop at the store have seen the store is a realization of the full integration of our technology, merchandise and service presented in an exciting and compelling format, all designed to enhance the customer's shopping experience. The store is fully mobilized and web-enabled for both employee experts and customers.

Additionally, Figat7th serves as a platform to launch this next generation store prototype and we are taking the learnings that we are gaining from Figat7th and applying it to all of our stores. The store continues to outperform our chain in terms of dollars per square foot, along with gross margin percentage, both well above company average, and thanks to our focus on using technology to increase engagement, this store also generates a high percentage of in-store online sales as well as delivery services.

Online was another bright spot in the quarter. Sales increased 8.9% during the third quarter, following on the heels of increases of 38% and 32% in the first and second quarters of fiscal 2014, respectively. Between Thanksgiving and Christmas, our online sales were up 22% and its strong trend continues, and over 47% of the business online was outside of the four states where Sport Chalet has stores. Considering we are a small regional player that can do that well online across the country speaks to the power of the Sport Chalet brand, our online team and our technology. We will continue to invest in this initiative.

We launched a new, richer, mobile platform in the quarter and mobile sales were up 296%. This new site has greater functionality with images optimized for viewing on a small screen. Our athletes and customers are choosing our mobile site not only to shop but to check directions to the nearest store, real-time inventory look-up and availability of rental and educational services. Additionally, our new tablet interface was launched at the end of February of this year, improving the look and functionality of Sportchalet.com when viewed from a tablet.

Now many of our strategic initiatives are related to our investments in technology to enable our customers' ability to engage with us across multiple channels, from their smartphones, from their tablets and laptops, and of course, in-store. They can shop with us and access our Expert advice when, where, and how they want. Some of our technology initiatives are directly customer-facing, such as the use of iPads for in-store shopping, which we currently use the nine stores and that roll-out will continue this year. We will continue to make aggressive changes to our model as it relates to digital and mobile engagement, in-store and online, as we voice the power of extraordinary technology at an athlete's fingertips.

Similarly, our back-end technology investments also enhance the customer shopping experience, such as access to real-time inventory through our online and mobile websites which taps through our fully integrated and shared inventory platform. Any item available for sale at any Sport Chalet store is available for sale at every Sport Chalet store and online. Our technology and data collection allows us to personalize marketing campaigns to tailor our merchandise mix to the store level and optimize inventory.

For this quarter, we added 85,000 new Action Pass members, bringing the total to more than 2.3 million members, which is an increase of 18% over one year ago. Our Action Pass members believe having the best gear, apparel and footwear will make a difference in their athletic performance. As a result, Action Pass members currently account for 61% of total revenue and spend 65% more per transaction than non-members. In addition, data provides for customer insights leading to timely personalized marketing messages as well as value-added rewards.

In November, we partnered with First Bankcard to launch a new Sport Chalet MasterCard. New cardholders are automatically enrolled in the Action Pass program and the card enhances member rewards with double points. Through in-store printers, customers can receive their new cards on the spot in three of our store locations today and we plan to roll out the instant card program at our other stores in 2014.

And we remain focused on making operational improvements in our business that will help drive stronger overall performance both near and longer term. In the last calendar year we have closed four underperforming stores, including the closure of our store in Tempe, Arizona in early January, and made selected staff reductions to bring our costs in line with our expected level of revenues. We have also renegotiated certain long-term contracts in search for other new ways to better our business.

Our initial round of improvements was expected to reduce our annualized operating expenses by approximately $3.2 million, and with additional actions taken, we expect to exceed this projection by a wide margin. Those savings are kicking in and we are committed to making sure every asset that we have is successful, more profitable and more efficient.

Now on September 23rd of 2013, we announced our engagement with Cappello Capital Corporation to assist us in selecting the right strategic partner to grow with. Our work with Cappello continues at an accelerated pace and overall we are very pleased with our progress to date and our level of engagement with the right potential partners.

In closing, a little lack of snow and cold temperatures does not cloud the future of what this Company is capable of doing. Our third quarter demonstrates our ability to execute and I am pleased with our results. We are making solid headway in implementing our strategic initiatives and believe they will help drive sales by reinforcing Sport Chalet as the specialty athletic and outdoor retailer of choice. We believe we are well positioned to succeed in 2014 and beyond.

Thank you for joining us today and for your continued interest in Sport Chalet. We'll now open up the call in the event any of you have any questions. Operator?

Operator:     Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two, and if you're using speaker equipment, you will need to lift the handset before making your selection. One moment please for our first question.

And our first question comes from the line of Robert Beck, private investor. Please go ahead.

Robert Beck: Craig, congratulations on a winning quarter.

Craig Levra: Thank you.

Robert Beck: But looking longer term is this delisting situation going to cause a problem?

Craig Levra: You know, I think we continue to work very closely with Nasdaq to make sure that we are aligned correctly. We probably can't comment a whole lot more than that—can we, Howard?

Howard Kaminsky: Well we can say that with the earnings from this quarter, the most recent problem with our equity is resolved.

Robert Beck: Okay. Yes, so 1.5 million and I think you were at about a $500,000 shortfall.

Howard Kaminsky: That's correct.

Robert Beck: Okay, so that's resolved then.

Craig Levra: Yes.

Robert Beck: And is there any thought—I know you're working with Cappello—is there any thought of putting the Company up for sale to a larger competitor?

Craig Levra: You know, I really can't comment on that other than what we just said earlier about our work with Cappello is ongoing and we're very excited about the progress to date.

Robert Beck: Okay. So the goals of the Company at this point then are just to increase sales, deal with the unpleasant weather conditions and continue cost cutting?

Craig Levra: We have multiple initiatives so we have a really tremendous forward vision of what we think retail's going to be and it's going to revolve around technology, the enhancements technology make to overall engagement with our customers and we continue to invest in those changes and everywhere we've spent even a tiny amount of money we've seen immediate results on that engagement. Our team at Cappello has been working very hard along with our Board of Directors to make sure our strategy is sound and correct from a go-forward basis.

Short term, absolutely, to improve top line sales. And you know January weather, you've seen all the results. Clearly it was a very hot, I don't mean warm, it was a hot January here on the West Coast and very little snow or rainfall whatsoever, but we've been through this before. Clearly this one's tougher than years past but we know what to do. So we are dealing with the short term day-to-day challenges as every business has and on the other hand looking ahead to our future and making sure we're positioned properly to take advantage of all that the future will hold for Sport Chalet.

Robert Beck: Thank you, Craig.

Craig Levra: Yes, sir. Thanks.

Operator: Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one, at this time. As a reminder, if you're using speaker equipment, you'll need to lift the handset before making your selection.

Thank you. There are no more questions at this time. I would now like to turn the call back over to Management.

Craig Levra: Well we'd just like to thank all of you again for joining us today, and if you have any follow-up questions, please feel free to contact Howard or me. Have a great afternoon.

Operator: This concludes today's conference call. Thank you for your participation.